Exhibit 99.1

Postal Realty Trust, Inc. Reports Third Quarter 2019 Results

- Rental Revenue Grew 68.4% -

- Closed on $28.4 Million of Acquisitions Since IPO -

- Raised Quarterly Dividend -

CEDARHURST, NEW YORK, November 11, 2019 (BUSINESSWIRE) — Postal Realty Trust, Inc. (NYSE:PSTL) (the “Company”), an internally managed real estate investment trust that owns properties leased to the United States Postal Service (“USPS”), today announced its results for the quarter ended September 30, 2019.

“We made significant progress this quarter in sourcing and securing acquisitions,” stated Andrew Spodek, Postal Realty Trust, Inc.’s Chief Executive Officer. “Our thesis for consolidation of these stable, cash flowing properties continues to prove out. We have closed on 95 properties for $28.4 million since our IPO with an additional 98 properties for approximately $28 million under definitive agreements. We expect that all of these acquisitions will collectively contribute $5.1 million in annual rental revenue. Our acquisition activity is well-supported by our new $100 million credit facility and our ability to selectively issue operating partnership units. We continue to scale our platform and deliver growing cash flow for our shareholders.”

Highlights for Quarter Ended September 30, 2019

●	Entered into a $100 million credit facility with a $100 million accordion feature.

●	The Company completed acquisitions of 18 USPS properties for $11.1 million.

●	Rental revenue increased 68.4% quarter-over-quarter to $2.4 million primarily as a result of the Company’s formation transactions and completed acquisitions since its initial public offering on May 17, 2019.

●	GAAP net loss to common stockholders was $307,969, or $0.06 per diluted share.

●	Funds from Operations for the quarter was $674,021, or $0.10 per diluted share.

●	Adjusted Funds from Operations for the quarter was $982,733, or $0.15 per diluted share.

Highlights Subsequent to Quarter End**

●	To date in the fourth quarter, we closed on the acquisition of 77 properties for $17.3 million. The properties comprise approximately 172,000 net leasable interior square feet with a weighted average rental rate of $9.58 per square foot. The expected weighted average cap rate is between 7% and 9%.

●	The Company entered into definitive agreements to acquire 98 properties for $27.6 million, which includes $14.0 million of OP Units valued at $17.00 per unit. The properties comprise approximately 270,000 net leasable interior square feet with a weighted average rental rate of $8.93 per square foot. The transactions are expected to close in the fourth quarter, subject to the satisfaction of customary closing conditions.

●	Declared an increased cash dividend of $0.14 per share and common unitholders.

*	The Company believes results for subsequent quarters will provide more meaningful insight into the financial and operational activities of the Company.

Property Portfolio

As of September 30, 2019, the Company owns 289 postal properties in 43 states comprising approximately 984,000 net leasable interior square feet, is 100.0% occupied and has a weighted average rental rate of $9.59 per square foot. As of November 11, 2019, the Company owns 366 properties in 43 states comprising approximately 1,200,000 net leasable interior square feet, is 100.0% occupied and has a weighted average rental rate of $9.60 per square foot.

Capital Markets Activity

On September 27, 2019, the Company entered into a $100 million senior revolving credit facility with a 4-year term through September 2023. The floating rate facility carries an interest rate of either a base rate plus a range of 70 to 140 basis points or LIBOR plus a range of 170 to 240 basis points, each depending on a consolidated leverage ratio. The Credit Agreement also provides an accordion feature permitting expansion to $200 million subject to certain conditions.

Dividend

On November 5, 2019, the Company’s board of directors approved a cash dividend of $0.14 per share of Class A common stock for the quarter-ended September 30, 2019, an increase of the previously announced dividend on the quarter ended June 30, 2019. The dividend will be paid on December 2, 2019 to stockholders of record as of November 15, 2019.

Non-GAAP Supplemental Financial Information

An explanation of certain non-GAAP financial measures used in this press release, including, FFO and AFFO, as well as reconciliations of those non-GAAP financial measures, to the most directly comparable GAAP financial measure, is included below.

The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as follows: net income (loss) (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by an entity. Other REITs may not define FFO in accordance with the NAREIT definition or may interpret the current NAREIT definition differently than we do and therefore our computation of FFO may not be comparable to such other REITs.

The Company calculates AFFO by starting with FFO and adjusting for recurring capital expenditures (defined as all capital expenditures that are recurring in nature, excluding capital improvements that are incurred in connection with the acquisition of a property or obtaining a lease or lease renewal) and acquisition expenses that are not capitalized and then adding back non-cash items including: non-real estate depreciation, loss on extinguishment of debt, straight-lined rents and fair value lease adjustments and non-cash components of compensation expense. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that AFFO is widely-used by other REITs and is helpful to investors as a meaningful additional measure of our ability to make capital investments. Other REITs may not define AFFO in the same manner as we do and therefore our calculation of AFFO may not be comparable to such other REITs.

These metrics are non-GAAP financial measures and should not be viewed as an alternative measurement of our operating performance to net income. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the additive use of FFO and AFFO, together with the required GAAP presentation, is widely-used by our competitors and other REITs and provides a more complete understanding of our performance and a more informed and appropriate basis on which to make investment decisions.

Webcast and Conference Call Details

Postal Realty Trust will host a webcast and conference call to discuss the third quarter 2019 financial results on November 11, 2019 at 8:30 A.M. Eastern Time. A live audio webcast of the conference call will be available on the Company’s investor website at https://investor.postalrealtytrust.com/QuarterlyResults. To participate in the conference call, callers from the United States and Canada should dial-in ten minutes prior to the scheduled call time at 1-877-300-8521. International callers should dial 1-412-317-6026.

For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 11:30 a.m. Eastern Time on Monday, November 11, 2019, through 11:59 p.m. eastern time on Monday, November 25, 2019, by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6617 internationally and entering passcode 10136570.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns properties leased to the USPS. The Company believes it is one of the largest owners and managers measured by net leasable square footage of properties that are leased to the USPS.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s ability to obtain financing, the Company’s expected capitalization rates and the Company’s ability to close on pending transactions on the terms or timing it expects, if at all, are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS, competitive, financial market and regulatory conditions, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact:

Investor Relations and Media Relations

Email: Investorrelations@postalrealtytrust.com

Phone: 516-232-8900

Postal Realty Trust, Inc. and Predecessor
Consolidated and Combined Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2019 and 2018 (Unaudited)

	Predecessor		Predecessor
	Three Months ended September 30, 2019	Three Months ended September 30, 2018	Nine Months ended September 30, 2019	Nine Months ended September 30, 2018
Revenues
Rent income	$2,387,082	$1,417,534	$5,735,896	$4,199,767
Tenant reimbursements	342,419	220,676	852,504	668,502
Fee and other income	278,846	255,971	842,097	862,317
Total revenues	3,008,347	1,894,181	7,430,497	5,730,586

Operating expenses
Real estate taxes	353,663	227,373	880,117	688,953
Property operating expenses	332,892	203,994	821,839	639,289
General and administrative	1,207,197	282,361	2,385,228	1,086,384
Equity-based compensation	394,530	-	584,873	-
Depreciation and amortization	1,066,338	457,907	2,314,553	1,363,575
Total operating expenses	3,354,620	1,171,635	6,986,610	3,778,201

Income (loss) from operations	(346,273)	722,546	443,887	1,952,385

Interest expense, net:
Contractual interest expense	(48,916)	(361,743)	(635,423)	(1,112,353)
Amortization of deferred financing costs	(4,523)	(3,126)	(9,558)	(9,375)
Loss on extinguishment of debt	-	-	(185,586)	-
Interest income	1,136	1,158	3,394	3,370
Total interest expense, net	(52,303)	(363,711)	(827,173)	(1,118,358)

Income (loss) before income tax (expense) benefit	(398,576)	358,835	(383,286)	834,027
Income tax (expense) benefit	6,259	143,382	(39,749)	83,742
Net income (loss)	(392,317)	502,217	(423,035)	917,769

Less: Net income attributable to noncontrolling interest in properties	-	(2,829)	(4,336)	(9,462)

Net income attributable to predecessor and Affiliates Predecessor	-	499,388	(463,414)	908,307
Net loss attributable to Operating Partnership unitholders’ noncontrolling interests	84,348		191,020
Net income (loss) attributable to common stockholders	$(307,969)		$(699,765)

Net income (loss) per share (basic and diluted)	$(0.06)		$(0.14)

Weighted average common shares outstanding (basic and diluted)	5,164,264		5,164,264

Postal Realty Trust, Inc. and Predecessor
Consolidated and Combined Consolidated Balance Sheets

		Predecessor,
	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Real Estate Properties
Land	$16,827,724	$7,239,213
Buildings and improvements	57,177,951	29,550,076
Tenant improvements	2,114,364	1,646,215
Total real estate properties	76,120,039	38,435,504
Less: accumulated depreciation	(8,180,839)	(7,121,532)
Total real estate, net	67,939,200	31,313,972

Cash	10,969,557	262,926
Rent and other receivables	1,138,621	601,670
Prepaid expenses and other assets	2,853,298	146,014
Escrows and reserves	610,200	598,949
Deferred rent receivable	31,687	14,060
In-place lease intangibles (net of accumulated amortization of $5,628,459 and $4,388,699, respectively)	4,776,515	2,735,927
Above market leases (net of accumulated amortization of $16,539 and $8,688, respectively)	9,401	10,914

Total assets	$88,328,479	$35,684,432

LIABILITIES AND EQUITY (DEFICIT)
Liabilities
Secured borrowings, net	$3,237,327	$34,792,419
Revolving credit facility	17,000,000	-
Accounts payable, accrued expenses and other	4,224,599	1,869,084
Below market leases (net of accumulated amortization of $1,860,167 and $1,525,540, respectively)	5,365,118	3,842,495
Deferred tax liability, net	-	793,847
Due to affiliates	512,530	-

Total liabilities	$30,339,574	$41,297,845

Commitments and contingencies

Equity (deficit)
Common stock,
PSTL - $.01 par value per share
Class A, 500,000,000 shares authorized: 5,285,904 shares issued and outstanding	52,859	-
Class B, 27,206 shares authorized, 27,206 shares issued and outstanding	272	-
UPH - no par, 1,000 shares authorized, 1,000 shares issued and outstanding	-	4,000,000
NPM - no par, 200 shares authorized, issued and outstanding		200
Additional paid-in capital	46,502,630	3,441,493
Accumulated deficit	(1,034,471)	(11,003,876)
Member’s deficit	-	(2,095,823)
Total Stockholders’ and Predecessor Equity	45,521,290	(5,658,006)
Operating Partnership unitholders’ noncontrolling interests	12,467,615	-
Noncontrolling interest in properties	-	44,593
Total equity (deficit)	57,988,905	(5,613,413)

Total liabilities and equity (deficit)	88,328,479	35,684,432

Postal Realty Trust, Inc.
Reconciliation of Net Income (Loss) to FFO and AFFO
For the Three Months Ended September 30, 2019 (Unaudited)

Three Months Ended September 30, 2019
Net Income (loss)	$(392,317)
Depreciation and amortization of real estate assets	1,066,338
FFO	$674,021
Recurring capital expenditures	(31,417)
Acquisition related expenses	82,065
Amortization of debt issuance costs	4,523
Straight-line rent adjustments	(5,041)
Amortization of above and below market leases	(135,948)
Non-cash stock compensation expense	394,530
AFFO	$982,733
FFO per common share and common unit outstanding	$0.10
AFFO per common share and common unit outstanding	$0.15
Common shares and common units outstanding	6,766,227